Exhibit 99

News Release

Date: March 17, 2005	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

Mid-State Bancshares Declares First Quarter 2005 Dividend

ARROYO GRANDE, CA – The board of directors of Mid-State Bancshares (NASDAQ: MDST) has declared a first quarter cash dividend of $0.16 per share, announced Chairman Carrol R. Pruett.   The amount is consistent with the dividend paid in the fourth quarter 2004 and a 14.3% increase over the $0.14 paid in the first quarter 2004.

The dividend is payable to all shareholders of record on March 31, 2005, with a payable date of April 15, 2005.  Based on the approximate 22,967,901 shares outstanding, the total amount of the dividend will be approximately $3.7 million.

The payment represents the 87th consecutive cash or stock dividend paid by Mid-State Bancshares or its subsidiary, Mid-State Bank & Trust.

“Mid-State Bancshares continues to perform well, as rising interest rates have benefited our net interest margin.  We are glad to share this success with our shareholders through our quarterly dividend,” said Pruett.

Mid-State Bancshares is a $2.3 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 41 offices serving more than 100,000 households.

Certain statements contained in this news release, including, without limitation, statements containing the words “estimates,” “believes,” “anticipates,” “intends,” “may,” “expects,” “could” and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  These forward-looking statements relate to, among other things, our current expectations regarding future operating results, net interest margin, strength of the local economy, allowance for credit losses and the integration of our acquisition of Ojai Valley Bank.  They involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates, demographic changes, competition, natural disasters, growth in loans and deposits, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of the Company’s business, economic, political and global changes arising from the war on terrorism and the conflict in Iraq, and other factors referenced in this news release.  When relying on forward-looking statements to make decisions with respect to our Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

###